EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
November 24, 2004

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq: CNXS

U.S. Patent Office to Re-examine Two of CNS’ Nasal Strip Patents

        MINNEAPOLIS, November 24 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that the U.S. Patent and Trademark Office will re-examine two of CNS’ nasal strip patents in order to make a determination whether certain of the patents’ claims will continue in force or be changed. The re-examination by the U.S. Patent Office was at the request of the defendant in a patent infringement suit initiated by CNS relating to the two patents.

        “We are confident in the strength of our patents and we will continue to aggressively defend them,” said Marti Morfitt, president and chief executive officer of CNS, Inc. “Breathe Right nasal strips are a very successful product and, as such, a continuing target for knock-offs that have tried to infringe our patents.”

        The two patents at issue are U.S. Patent No. 6,318,362 and U.S. Patent No. 3,533,503. Both patents remain valid unless and until the Patent Office rules otherwise. CNS intends to continue aggressive enforcement and defense of its patent rights both in court and in the U.S. Patent Office.

About CNS, Inc.

        CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.
        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2004. This news release contains forward-looking statements, which involve risks and uncertainties.

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